Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-276415 on Form S-1 of our report dated March 31, 2023 (January 25, 2024, as to the effects of the reverse stock split described in Notes 1 and 11), relating to the financial statements of Nuvve Holding Corp. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

January 25, 2024